Exhibit 99.1

ARIAD and the U.K. National Cancer Research Institute to Collaborate on SPIRIT 3 Clinical Study

Evaluation of the Impact of Switching CML Patients Treated with a First-line Tyrosine Kinase Inhibitor to Ponatinib

CAMBRIDGE, Mass. & LONDON--(BUSINESS WIRE)--January 7, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) and Newcastle University, U.K., on behalf of the U.K. National Cancer Research Institute (NCRI) CML Working Group, today announced an agreement to collaborate on a multicenter, randomized Phase 3 trial, named SPIRIT 3, to assess the impact of switching patients with chronic myeloid leukemia (CML) being treated with a first-line tyrosine kinase inhibitor, upon suboptimal response or treatment failure, to ponatinib. The NCRI expects to begin enrollment in the trial of 1,000 patients at approximately 172 clinical research sites in the U.K. in the second quarter of 2013.

“The SPIRIT 3 study was designed in partnership with ARIAD to provide the scientific community and patients living with chronic-phase CML a deeper understanding of the most effective ways to use TKIs and whether we can improve treatment outcomes by switching patients to ponatinib, who have failed to achieve optimal response from imatinib or nilotinib,” stated Stephen G. O’Brien, Professor of Haematology at the Northern Institute for Cancer Research at Newcastle University, NCRI member and chief investigator of the SPIRIT 3 study. “We look forward to assessing ponatinib as a treatment in this setting and evaluating its potential clinical, economic and quality-of-life benefits.”

Trial Design and Statistical Analysis

The SPIRIT 3 trial is a randomized, two-arm, multicenter trial that compares major molecular response (MMR) at three years in newly diagnosed patients treated with imatinib to those treated with nilotinib, when patients are “rescued” with ponatinib upon suboptimal response at three or 12 months or treatment failure. The SPIRIT 3 trial will enroll adult patients with chronic-phase CML diagnosed within three months and previously untreated for CML with any TKI therapy. Approximately 1,000 patients will be randomized 1:1 to standard doses of imatinib (400 mg orally once daily) or nilotinib (300 mg orally twice daily). Patients will be switched to ponatinib (45 mg orally once daily) based on defined criteria of suboptimal response, treatment failure, or intolerance to first-line therapy.

The primary endpoint of the study is the proportion of patients who have achieved MMR at three years on their initially allocated first line of therapy, regardless of switch to ponatinib. MMR is defined as a less than or equal to 0.1% ratio of BCR-ABL to ABL transcripts on the International Scale measured in peripheral blood by PCR testing.

The sample size of 500 patients per arm in the SPIRIT 3 protocol provides over 90 percent power to show noninferiority in three-year MMR rates between patients starting on imatinib, allowing switch to ponatinib, and patients starting on nilotinib, allowing switch to ponatinib. These sample size calculations use a noninferiority margin of a 10 percent absolute difference and assume a 73 percent MMR rate at three years in each arm.

Secondary endpoints include the proportion of patients who have achieved therapy cessation three years from having achieved stable MMR, cost of therapy (measured as incremental cost per quality adjusted life year gained), overall survival, progression-free survival, event-free survival, and treatment failure rates at five years, as well as safety and tolerability of the TKIs. Each patient will be followed for a minimum of five years from the time the last patient in the trial is randomized to either treatment arm.

A key feature of the trial is that patients achieving stable MMR will be offered the opportunity to reduce the dose of their TKI therapy or stop treatment altogether. These patients will be monitored more closely with monthly PCR testing and will be reverted back to full-dose TKI therapy for loss of MMR at any time or rising BCR-ABL transcript ratio on two consecutive tests.

“We are deeply committed to helping physicians and CML patients improve outcomes with TKI therapy,” stated Frank G. Haluska, M.D., Ph.D., chief medical officer at ARIAD. “The SPIRIT 3 trial will evaluate the potential for ponatinib to improve outcomes in patients who have sub-optimal responses early in the course of first-line therapy for CML, by enabling those patients with a poorer prognosis to switch TKI therapy. This should have important implications for the future management of CML.”

About Iclusig™ (ponatinib)

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which is the most common mutation among resistant patients. Iclusig is the only TKI that is effective in CML and Ph+ ALL patients with this mutation.

Please see the full prescribing information, including the Boxed Warning, for Iclusig at www.ariad.com or www.iclusig.com.

Indication, Usage and Dosing

Iclusig is indicated for the treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia (CML) that is resistant or intolerant to prior tyrosine kinase inhibitor (TKI) therapy or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL) that is resistant or intolerant to prior TKI therapy.

This indication is based upon response rate. There are no trials verifying an improvement in disease-related symptoms or increased survival with Iclusig.

The recommended dose of Iclusig is a 45 mg tablet taken once-daily with or without food.

Important Safety Information

Cardiovascular, cerebrovascular, and peripheral vascular thrombosis, including fatal myocardial infarction and stroke have occurred in Iclusig-treated patients. Serious arterial thrombosis occurred in 8% of Iclusig-treated patients. Interrupt and consider discontinuation of Iclusig in patients who develop arterial thrombotic events.

Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function prior to and during treatment. Interrupt and then reduce or discontinue Iclusig for hepatotoxicity.

Warnings and Precautions

Twenty patients treated with Iclusig (4%) experienced serious congestive heart failure (CHF) or left ventricular dysfunction, with 4 fatalities. Monitor patients for signs or symptoms consistent with CHF and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation of Iclusig in patients who develop serious CHF.

Eight patients treated with Iclusig (2%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including hypertensive crisis. Treatment-emergent hypertension occurred in 67% of patients. Monitor and manage blood pressure elevations.

Clinical pancreatitis occurred in 6% of patients (5% Grade 3) treated with Iclusig. The incidence of treatment emergent lipase elevation was 41%. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis.

Serious bleeding events occurred in 5% of patients treated with Iclusig, including fatalities. The incidence was higher in patients with AP-CML, BP-CML, and Ph+ ALL. Most events occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage.

Serious fluid retention events occurred in 3% of patients treated with Iclusig. One instance of brain edema was fatal. Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Symptomatic bradyarrhythmias that led to a requirement for pacemaker implantation occurred in 3 (1%) Iclusig-treated patients. Advise patients to report signs and symptoms suggestive of slow heart rate (fainting, dizziness, or chest pain).

Supraventricular tachyarrhythmias occurred in 5% of Iclusig-treated patients. Atrial fibrillation was the most common supraventricular tachyarrhythmia. Advise patients to report signs and symptoms of rapid heart rate (palpitations, dizziness).

Severe (Grade 3 or 4) myelosuppression occurred in 48% of patients treated with Iclusig.

Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Two patients (<1%) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7% of patients. Ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Iclusig can cause fetal harm. Advise women to avoid pregnancy while taking Iclusig.

Adverse Reactions

The most common non-hematologic adverse reactions (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia. Please see the full Prescribing Information for Iclusig, including the Boxed Warning.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to the more aggressive phases referred to as accelerated phase and blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. The BCR-ABL protein is expressed in both of these diseases.

About the NCRI

The U.K. National Cancer Research Institute (NCRI) was established in April 2001. It is a U.K-wide partnership between the government, charity and industry which promotes co-operation in cancer research among the twenty-two member organisations for the benefit of patients, the public and the scientific community. For more information visit www.ncri.org.uk

NCRI members are: the Association of the British Pharmaceutical Industry (ABPI); Association for International Cancer Research; Biotechnology and Biological Sciences Research Council; Breakthrough Breast Cancer; Breast Cancer Campaign; Cancer Research UK; CHILDREN with CANCER UK; Department of Health; Economic and Social Research Council; Leukaemia & Lymphoma Research; Ludwig Institute for Cancer Research; Macmillan Cancer Support; Marie Curie Cancer Care; Medical Research Council; Northern Ireland Health and Social Care (Research & Development Office); Prostate Cancer UK; Roy Castle Lung Cancer Foundation; Scottish Government Health Directorates (Chief Scientist Office); Tenovus; The Wellcome Trust; Welsh Government (National Institute for Social Care and Health Research); and Yorkshire Cancer Research.

About ARIAD

ARIAD Pharmaceuticals, Inc. is a global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s first medicine, Iclusig™, is approved in the U.S. for the treatment of adult patients with chronic, accelerated or blast phase chronic myeloid leukemia that is resistant or intolerant to prior tyrosine kinase inhibitor (TKI) therapy or Philadelphia chromosome-positive acute lymphoblastic leukemia that is resistant or intolerant to prior TKI therapy. Additional clinical trials of Iclusig in other cancers are ongoing. ARIAD is also studying AP26113, another molecularly targeted medicine, in certain forms of lung cancer. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, potential regulatory approvals, new indications or labeling for, or potential future sales of Iclusig. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
For Newcastle University
Karen Bidewell
Karen.Bidewell@newcastle.ac.uk
0191 222 6972 / 7850
or
For ARIAD Investors
Kendra Adams
Kendra.adams@ariad.com
(617) 503-7028
or
For ARIAD European Media
Heather Grant
hgrant@biosector2.co.uk
+44 (0) 207 632 1873
or
For ARIAD U.S. Media
Liza Heapes
Liza.heapes@ariad.com
(617) 621-2315